Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 25, 2014	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $767,779

MOUNT AIRY, NC - Surrey Bancorp (the “Company”), (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2014.

For the quarter ended June 30, 2014, net income totaled $767,779 or $0.18 per fully diluted share, compared with totaled $800,843 or $0.19 per fully diluted common share earned during the second quarter of 2013.

Earnings for the three months ended June 30, 2014 are approximately 4.4 percent lower than for the same period in 2013. The decrease is the result of a reduction in noninterest income and an increase in noninterest expenses. Noninterest income decreased from $796,643 in the second quarter of 2013 to $731,886 in 2014. The gain on the sale of government guaranteed loans dropped from $229,130 in the quarter ended June 30, 2013 to $127,362 in 2014. Noninterest expenses increased 7.1 percent from $1,678,757 in the second quarter of 2013, to $1,797,745 in 2014, primarily due to increases in personnel-related expenses and costs associated with foreclosed assets. Other expenses increased 12.8 percent from $336,965 in 2013 to $380,235 in 2014 due to cost associated with software license, consulting, and electronic banking expenses. The provision for loan losses decreased from $93,402 in the second quarter of 2013 to $55,787 in 2014. This decrease is partially due to net charge off recoveries in the second quarter of 2014 compared to 2013. Net recoveries amounted to $103,450 in June 2014, compared to net charge offs of $4,064 in the second quarter of 2013. At June 30, 2014, the percentage of loans receiving pass credit risk grades was 98.1 percent, compared to 97.3 percent at December 31, 2013 and 98.3 percent at June 30, 2013. Credit quality continues to be enhanced by government guarantees. At June 30, 2014, the guaranteed portion of loans equaled 25.2 percent of total loans compared to 26.1 percent at December 31, 2013 and 25.1 percent at June 30, 2013. Net interest income increased from $2,251,138 in the second quarter of 2013 to $2,335,307 in 2014. This increase is due to loan growth. Asset yields decreased from 4.83 percent to 4.69 percent from the quarters ended June 2013 to June 2014, partially due to the change in average earning asset mix from higher yielding loans to lower yielding deposits in other banks. However, loan yields increased from 5.71 percent in the second quarter of 2013 to 5.82 percent in the second quarter of 2014, but the increase was not enough to offset the change in the earning asset mix.

Loan loss reserves were $3,523,464 or 1.91 percent of total loans as of June 30, 2014. Non-performing assets were 1.28 percent of total assets at June 30, 2014, compared to 1.55 percent on that date in 2013. At June 30, 2014, the allowance for loan loss reserves equals 124 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $250,056,330 as of June 30, 2014, an increase of 6.6 percent from $234,574,115 reported as of June 30, 2013. Total deposits were $203,356,899 at quarter-end 2014, a 6.9 percent increase from the $190,147,848 reported at the end of the second quarter of 2013. Net loans increased to $180,910,373, or 0.3 percent, compared to $180,450,435, at June 30, 2013.

Net income for the six months ended June 30, 2014, was $1,444,179 or $0.35 per diluted share, compared to $1,452,619 or $0.35 per diluted share, for the same period in 2013.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	June 30, 2014	December 31, 2013	June 30, 2013
	(unaudited)		(unaudited)
Total assets	$250,056	$240,919	$234,574
Total loans	184,434	183,284	183,882
Investments	48,072	40,890	34,980
Deposits	203,357	195,801	190,148
Borrowed funds	7,750	7,750	7,750
Stockholders’ equity	35,617	34,218	33,599
Non-performing assets to total assets	1.28%	1.58%	1.55%
Loans past due more than 90 days to total loans	0.05%	0.02%	0.35%
Allowance for loan losses to total loans	1.91%	1.84%	1.87%
Book value per common share	$8.96	$8.57	$8.39

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Interest income	$2,679	$2,648	$5,312	$5,293
Interest expense	344	397	691	782
Net interest income	2,335	2,251	4,621	4,511
Provision for loan losses	56	93	(7)	136
Net interest income after provision for loan losses	2,279	2,158	4,628	4,375
Noninterest income	732	797	1,313	1,455
Noninterest expense	1,798	1,679	3,665	3,520
Net income before taxes	1,213	1,276	2,276	2,310
Provision for income taxes	445	475	832	857
Net income	768	801	1,444	1,453
Preferred stock dividend declared	46	46	91	91
Net income available to common shareholders	$722	$755	$1,353	$1,362
Basic net income per share	$0.20	$0.21	$0.38	$0.38
Diluted net income per share	$0.18	$0.19	$0.35	$0.35
Return on average total assets [1]	1.23%	1.36%	1.17%	1.23%
Return on average total equity [1]	8.68%	9.62%	8.26%	8.82%
Yield on average interest earning assets	4.69%	4.83%	4.70%	4.88%
Cost of funds	0.66%	0.80%	0.67%	0.79%
Net yield on average interest earning assets	4.09%	4.11%	4.08%	4.16%
Overhead efficiency ratio	58.61%	55.08%	61.76%	59.01%
Net charge-offs (recoveries)/average loans	(0.06%)	0.00%	(0.08%)	0.06%

j	Annualized for all periods presented.